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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Jilk, Jr.                       Lawrence               T.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                                 128 Indian Lane
--------------------------------------------------------------------------------
                                    (Street)

   Boyertown                          PA                 19512
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     NATIONAL PENN BANCSHARES, INC. (NPBC)

________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     April 4, 2003

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |X|  Other (specify below)

     Former Director
     ____________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                      5.
                                                                                      Amount of      6.
                                                      4.                              Securities     Owner-
                                                      Securities Acquired (A) or      Beneficially   ship
                                         3.           Disposed of (D)                 Owned          Form:     7.
                            2.           Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-       Code         ------------------------------- Reported       (D) or    Indirect
1.                          action       (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date         ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
-------------------------------------------------------------------------------------------------------------------------
Common Stock                 4/4/03       M              58,757        A    25.9990                   D
-------------------------------------------------------------------------------------------------------------------------
Common Stock                 4/4/03       S              58,757        D      28.12     167           D
-------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                           2,486 (1)      I          Spouse
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

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=========================================================================================================================

                                                 Page 1 of 3

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                  9.
                                                                                                  Number    10.
                                                                                                  of        Owner-
                                                                                                  deriv-    ship
                                                                                                  ative     Form
             2.                                                                                   Secur-    of
             Conver-                    5.                              7.                        ities     Deriv-   11.
             sion                       Number of                       Title and Amount          Bene-     ative    Nature
             or                         Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-             4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise              Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.        action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-    Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action    (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/   ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)       Code V    (A)   (D)    cisable  Date         Title Shares  5)      4)        4)       4)
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
Stock option                                                                 Common
(Right to Buy) 25.9990  4/4/03               58,757  12/28/01(2)  12/28/04   Stock  58,757          0        D
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------


============================================================================================================================


                                                  Page 2 of 3

Explanation of Responses:




        /s/Lawrence T. Jilk, Jr                                 4/07/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                                FORM 4 FOOTNOTES

Name of Reporting Person:           Lawrence T. Jilk, Jr.

Name of Issuer:                     National Penn Bancshares, Inc.

Period Covered:                     April 4, 2003

Footnotes:


(1)      No reportable activity since last filing dated February 14, 2003.

(2) These options became exercisable on December 28, 2001 due to the reporting individual's retirement as an employee on that date.


                                  Page 3 of 3